UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 25, 2015

VERACYTE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36156	20-5455398
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7000 Shoreline Court, Suite 250, South San Francisco, California   94080

(Address of principal executive offices)                                              (Zip Code)

Registrant’s telephone number, including area code:  (650) 243-6300

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

2015 Bonus Plan and Bonus Plan Targets

On March 25, 2015, the independent members of the Board of Directors (the “Board”) of Veracyte, Inc. (the “Company”), on the recommendation of the Compensation Committee of the Board (the “Compensation Committee”), approved corporate goals for 2015 relating to a corporate bonus plan for the 2015 fiscal year. Under the plan, eligible executive officers and employees are eligible to receive annual incentive compensation if the Company achieves the corporate goals approved by the Board. Such bonuses may be paid in cash, fully vested stock options or restricted stock, or any combination thereof, at the discretion of the independent members of the Board. Actual awards under the plan could either exceed or be less than the targets established, as determined by the independent members of the Board in their discretion based on the recommendation of the Compensation Committee and based on corporate and individual performance.

Funding of the bonus pool for the plan is dependent upon achieving a minimum level of annual revenue, and achievement in excess of such minimum threshold can result in funding of the bonus pool up to a maximum level of 150%. The size of the bonus pool could be reduced to the extent that corporate performance goals are not achieved.  These performance goals include commercial objectives, representing 60% of the overall objectives, financial objectives, representing 20% of the overall objectives, and product development objectives, representing 20% of the overall objectives.

On March 25, 2015, the independent members of the Board also approved, on the recommendation of the Compensation Committee, an increase in the bonus target under the 2015 corporate bonus plan for Shelly D. Guyer and Christopher M. Hall from 30% of base salary in 2014 to 40% of base salary in 2015.

As previously reported, on March 10, 2015, the independent members of the Board approved, on the recommendation of the Compensation Committee, a bonus target under the 2015 corporate bonus plan for Bonnie H. Anderson of 60% of her 2015 base salary.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 31, 2015

VERACYTE, INC.

	By	/s/ Shelly D. Guyer
	Name:	Shelly D. Guyer
	Title:	Chief Financial Officer